Exhibit 99.1

Tecumseh Products Company Reports Second Quarter 2012 Results

•	Net sales for the second quarter of 2012 were $228.1 million, a decrease of 8.3 percent versus the same period of 2011, primarily due to unfavorable foreign currency exchange rate effects.

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The second quarter 2012 net income was $44.0 million, or $2.38 per diluted share, and the operating income was $40.2 million. This compares with the second quarter of 2011, which had a net loss of $8.9 million, or $0.48 per diluted share, and an operating loss of $9.2 million. Improvement in the second quarter of 2012 is mainly due to the recording of a non-recurring, non-cash postretirement benefit curtailment gain of $45.0 million, $4.6 million in non-recurring gains relating to litigation and $4.4 million of non-recurring tax benefits.

ANN ARBOR, Mich. – August 8, 2012 – Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, today reported net income of $44.0 million, or $2.38 per diluted share, on net sales of $228.1 million for the quarter ended June 30, 2012. This compares with a net loss of $8.9 million, or $0.48 per diluted share, on net sales of $248.8 million for the second quarter of 2011.

“The Company continues to develop and execute plans to improve profitability and competitively position our product portfolio. While it is early on in our process, in the second quarter we terminated some of our postretirement benefits, resulting in $45 million of a non-recurring, non-cash curtailment gain” said Jim Connor, President and CEO. “And while we have taken this action, further actions will be required for Tecumseh to be a global leader.”

REVIEW OF OPERATIONS

Net sales in the second quarter of 2012 decreased $20.7 million, or 8.3%, versus the same period of 2011. Excluding the decrease in sales due to the effect of unfavorable changes in foreign currency translation of $21.4 million, net sales increased by 0.3% compared to the second quarter of 2011, with net volume and mix increases partially offset by net price declines.

Sales of compressors used in commercial refrigeration and aftermarket applications represented 63% of our total sales and decreased by 2.1% to $142.8 million compared to the second quarter of 2011. This decrease was primarily driven by unfavorable changes in currency exchange rates of $10.5 million, partially offset by $5.5 million due to higher volumes and favorable changes in sales mix and price increases of $2.2 million. The volume increase is mainly attributable to increases in regional demand for these types of products in India and Brazil.

Sales of compressors used in household refrigeration and freezer (“R&F”) applications represented 21% of our total sales and decreased by 2.2% to $48.6 million compared to the second quarter of 2011. This decrease is primarily due to unfavorable changes in currency exchange rates of $8.1 million and $2.7 million of price decreases, partially offset by higher volumes and favorable changes in sales mix of $9.4 million. Volume increases are primarily the result of our Indian operations due to new business with one major customer.

Sales of compressors for air conditioning applications and all other applications represented 16% of our total sales and decreased by 31.1% to $36.7 million compared to the second quarter of 2011. This decrease is primarily due to lower volumes and unfavorable changes in sales mix of $13.7 million and $2.8 million of unfavorable currency exchange rate changes. Volume decreases are primarily due to the shutdown of one of our major Brazilian customers, which is expected to continue through the middle of the third quarter of 2012.

Gross profit increased $3.1 million, or 21.4% from $14.5 million in second quarter of 2011 to $17.6 million, a 7.7% gross profit margin, in the second quarter of 2012 compared to a gross profit margin of 5.8% in the second quarter of 2011. The increase in gross profit in 2012 was primarily attributable to favorable changes in currency exchange effects of $2.4 million, favorable changes in commodity costs of $1.6 million and other manufacturing costs of $1.3 million. These increases were partially offset by unfavorable changes in volume and sales mix of $1.7 million and net price decreases of $0.5 million.

Selling and administrative (“S&A”) expenses increased by $2.4 million from $26.8 million in the second quarter of 2011 to $29.2 million in the second quarter of 2012. As a percentage of net sales, S&A expenses were 12.8% in the second quarter of 2012 compared to 10.8% in the second quarter of 2011. The increase was due to expense of $2.6 million for our incentive plan, $0.6 million for professional services and $0.3 million of other miscellaneous expense, partially offset by a decline of $1.1 million for other payroll expenses. We record expense related to our incentive plan when we estimate that it is more likely than not that we will achieve the threshold level of performance as outlined by the incentive plan goals. As of June 30, 2012, we estimate that it is more likely than not that we will achieve the threshold level of performance. As a result, during the second quarter of 2012, we recorded $1.4 million of compensation expense for phantom share awards and $1.2 million of compensation expense for the cash portion of the plan.

Other income, net, increased $2.4 million from $5.2 million in the second quarter of 2011 to $7.6 million in the second quarter of 2012. Other income, net, for the second quarter of 2012 includes: $2.9 million of income due to our sale of the proceeds from a future potential settlement of a lawsuit involving our Brazilian location, $1.3 million of income due to a mutual release agreement that we signed during the quarter, as well as a $0.9 million increase in net amortization of gains for our postretirement benefits primarily due to the curtailment of these benefits, partially offset by a $1.9 million unfavorable change in foreign currency exchange rates.

We recorded income of $44.2 million in impairments, restructuring charges, and other items in the second quarter of 2012 compared to $2.1 million of expense in the same period of 2011. In the second quarter of 2012, this income included postretirement benefit curtailment gains of $45.0 million, partially offset by $0.8 million related to severance costs associated with a reduction in force at our Brazilian ($0.7 million) and North American ($0.1 million) locations.

Interest income and other, net, was $1.7 million in the second quarter of 2012 compared to $0.7 million in the second quarter of 2011, primarily due to interest received on the IRS refund of $1.3 million, partially offset by a decline in the interest rate on the judicial deposit in Brazil related to recoverable non-income taxes that is being held in an interest bearing court appointed cash account.

For the second quarter of 2012, we recorded a tax benefit of $4.3 million from continuing operations. This tax benefit is comprised of a U.S. federal tax benefit of $4.4 million, primarily related to the refund received from the IRS related to a previously unrecognized tax benefit, partially offset by $0.1 million in foreign tax expense.

Net income from continuing operations for the quarter ended June 30, 2012 was $43.4 million, or $2.35 per share, as compared to a net loss of $9.8 million, or $0.53 per share, in the same period of 2011.

CASH AND LIQUIDITY

We ended the second quarter of 2012 with unrestricted cash and cash equivalents of $46.2 million, down from $49.6 million at the end of 2011. Cash provided by operations was $3.8 million for the six months ended June 30, 2012 compared to cash used in operations of $9.3 million for the six months ended June 30, 2011. The cash flows from operations for the six months ended June 30, 2012 included our net income of $36.9 million and depreciation of $18.6 million, partially offset by a non cash gain on curtailment of postretirement benefits of $45.0 million and a non cash gain regarding employee retirement benefits of $4.2 million (relating to gains from changes in actuarial assumptions). Net income included a non-recurring $4.4 million refund from the IRS related to a previously unrecognized tax benefit, a non-recurring $2.9 million of income due to the sale of proceeds from a future potential settlement of a lawsuit involving our Brazilian location and a non-recurring $1.7 million payment received from a mutual release agreement that we signed in the second quarter of 2012.

With respect to working capital, increased inventory levels were primarily due to our seasonal needs in Europe, which resulted in a use of cash of $13.7 million for the six months ended June 30, 2012. We reduced inventory days on hand by 23 days from 90 days at December 31, 2011 to 67 days at June 30, 2012, primarily due to increased sales for the three months ended June 30, 2012 as compared to the three months ended December 31, 2011.

Accounts receivable changes resulted in a use of cash of $25.3 million during the first six months of 2012 primarily as a result of our increased sales in the second quarter of 2012 compared to the sales level in the fourth quarter of 2011, partially offset by an improvement in days sales outstanding of 6 days when compared to December 31, 2011 and increased factoring of our receivables due to our new European facility.

Payables and accrued expenses generated $39.2 million of cash flows from operations for the six months ended June 30, 2012, mainly as a result of an increase in purchases of inventories, the timing of those purchases, as well as an increase in days outstanding by 1 day to 64 days at June 30, 2012 compared to December 31, 2011.

Cash used in investing activities was $3.7 million in the first six months of 2012 as compared to cash used in investing activities of $3.3 million for the same period of 2011. The 2012 cash used in investing activities is primarily related to capital expenditures of $7.9 million, partially offset by the release of restricted cash of $4.1 million and proceeds on sale of assets of $0.1 million. The release of restricted cash consisted of a $2.6 million decrease in cash pledged on our commodity derivatives and $1.5 million of restricted cash that became available to fund our 401(k) matching contributions.

Cash used in financing activities was $3.6 million in the first six months of 2012 compared to $0.2 million used in financing activities for the same period of 2011. The decrease in borrowings in the second quarter of 2012 is mainly due to our cash management strategy to increase our usage of accounts receivable discounting programs from December 31, 2011 levels.

Borrowings under current credit facilities totaled $53.0 million as of June 30, 2012, with an uncommitted additional borrowing capacity of $20.5 million.

BUSINESS OUTLOOK

The outlook for 2012 is subject to many of the same variables that negatively impacted us in 2011 and in recent years, which have had significant impacts on our results of operations. The condition of the global economy, commodity costs, key currency rates and weather are all important to future performance, as is our ability to match our hedging activity with actual levels of transactions. The extent to which adverse trends in the first half of 2012 continue will ultimately determine our full year 2012 results. We can give no guarantees regarding what impact future exchange rates, commodity prices and other economic changes will have on our 2012 results.

We expect the full year change in the average cost of our key commodities, especially copper and steel, including the impact of our hedging activities, to have minimal impact in 2012 when compared to 2011, depending on commodity cost levels and the level of our hedging over the course of the year. We expect to continue our approach of mitigating the effect of short term swings through the appropriate use of hedging instruments, price increases, and modified pricing structures.

The Brazilian Real, the Euro and the Indian Rupee continue to be volatile against the U.S. Dollar. We have considerable forward purchase contracts to cover a portion of our exposure to additional fluctuations in value during 2012. In the aggregate, we expect the changes in foreign currency exchange rates, after giving consideration to our hedging contracts and including the impact of balance sheet remeasurement, to have a favorable impact based on current exchange rates, on our net income in 2012 when compared to 2011.

One of our major customers has shut down one of its plants in Brazil from March 2012 through July 2012. Management expects that this shutdown will continue to negatively impact our sales in the third quarter of 2012. In addition, we expect to see continued demand volatility, especially in Europe for the remainder of 2012, as a result of uncertainties and current events around the world. For full year 2012, we expect the change in our net sales to be minimal compared to 2011 levels. The decline in our outlook is based on our internal projections about the market and related economic conditions in the second half of the year and is primarily due to continued economic uncertainties in our major markets particularly the European market. We cannot currently project whether market conditions will improve on a sustained or significant basis and if economic improvement in our key markets does not occur as expected, this could have an adverse impact on our current outlook. As we look to the third quarter of 2012, we expect our sales to be slightly higher than the third quarter of 2011, reflecting both our price increases and potential improvement in the economy, partially offset by the effects of our customer’s plant shutdown discussed above and the continuing uncertainty in the economy. However, due to favorable pricing and foreign governmental incentives, we expect an improvement in operating results in the third quarter of 2012 compared to the third quarter of 2011. We expect cash flows from operations to be minimal for the third quarter of 2012.

After giving recognition to the factors discussed above, we expect that the full year 2012 operating profit could improve compared to 2011, exclusive of the $45.0 curtailment gain recognized in second quarter 2012 relating to the curtailment of our postretirement benefits, if we are successful at offsetting volatility in commodity costs, price increases, restructuring activities and other cost reductions.

We also expect that our operating cash flow could be sufficient to fund ongoing business requirements if we are successful at achieving the improved operating profit discussed above and Brazilian authorities do not significantly change their pattern of payments or past practices for the expected outstanding refundable Brazilian non-income taxes.

Based on our assessment of ongoing economic activity, we realize that we may not generate cash flow from operating activities unless further restructuring activities are implemented or sales or economic conditions improve. Additional restructuring actions may be necessary in 2012 and might include changing our current footprint, consolidation of facilities, other reductions in manufacturing capacity, reductions in our workforce, sales of assets, and other restructuring activities. These actions could result in significant restructuring or asset impairment charges, severance costs, losses on asset sales and use of cash. Accordingly, these restructuring activities could have a significant effect on our consolidated financial position, operating profit, cash flows and future operating results. Cash required by these restructuring activities might be provided by our cash balances and the cash proceeds from the sale of assets. If such restructuring activities are undertaken, there is a risk that the costs of the restructuring and cash required will exceed the benefits received from such activities.

NON-GAAP FINANCIAL MEASURES

While the U.S. Generally Accepted Accounting Principles (“GAAP”) results provide significant insight into our operations and financial position, Tecumseh management supplements its analysis of the business using Earnings Before Interest, Taxes, Depreciation and Amortization from Continuing Operations (“EBITDA”) and Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments, restructuring charges, and other items from Continuing Operations (“EBITDAR”); both of these are non-GAAP financial measures. Management believes that these non-GAAP financial measures, when taken together with the corresponding GAAP measure, provide incremental insight into the underlying factors and trends affecting our performance. However, EBITDA from Continuing Operations and EBITDAR from Continuing Operations, as defined below, should be viewed as supplemental data, rather than as a substitute or an alternative to the comparable GAAP measure. The table below presents a reconciliation of EBITDA from Continuing Operations and EBITDAR from Continuing Operations from our Net income/(loss).

RECONCILIATION OF EBITDA FROM CONTINUING OPERATIONS AND EBITDAR FROM CONTINUING

OPERATIONS FROM NET INCOME/(LOSS)

(In Millions)

	Three Months Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Net income/(loss)	$44.0	($7.1)	($8.9)
(Income) loss from discontinued operations, net of tax	(0.6)	0.7	(0.9)
Tax benefit	(4.3)	(1.3)	(1.8)
Interest expense	2.8	2.6	3.1
Interest income and other, net	(1.7)	(0.8)	(0.7)

Operating income (loss)	40.2	(5.9)	(9.2)
Depreciation and amortization	9.0	9.6	9.8

EBITDA FROM CONTINUING OPERATIONS	$49.2	$3.7	$0.6

Impairments, restructuring charges, and other items	(44.2)	1.2	2.1

EBITDAR FROM CONTINUING OPERATIONS	$5.0	$4.9	$2.7

Conference Call

Tecumseh will broadcast its financial results conference call live over the Internet on Wednesday, August 8, 2012, at 11:00 a.m. eastern time. Webcast information can be found in the Investor Relations section of www.tecumseh.com.

About Tecumseh Products Company

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company’s Website at www.tecumseh.com.

Cautionary Statements Relating to Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of us. Forward-looking statements can be identified by the use of terms such as “expects,” “should,” “may,” “believes,” “anticipates,” “will,” and other future-tense and forward-looking terminology or by the fact that they appear under the caption “Business Outlook.” Our forward-looking statements generally relate to our future performance, including our anticipated operating results and liquidity sources and requirements, our business strategies and goals, and the effect of laws, rules, regulations, new accounting pronouncements and outstanding litigation, on our business, operating results, and financial condition.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) current and future global or regional economic conditions, including housing starts, and the condition of credit markets, which may magnify other risk factors; ii) loss of, or substantial decline in sales to, any of our key customers; iii) our ability to maintain adequate liquidity in total and within each foreign operation; iv) our ability to restructure or reduce our costs and increase productivity and quality and develop successful new products in a timely manner; v) actions of competitors in highly competitive markets with intense competition; vi) the ultimate cost of defending and resolving legal and environmental matters, including any liabilities resulting from the regulatory antitrust investigations commenced by the United States Department of Justice Antitrust Division, the Secretariat of Economic Law of the Ministry of Justice of Brazil or the European Commission, any of which could preclude commercialization of products or adversely affect profitability and/or civil litigation related to such investigations; vii) availability and volatility in the cost of materials, particularly commodities, including steel and copper, whose cost can be subject to significant variation; viii) financial market changes, including fluctuations in foreign currency exchange rates and interest rates; ix) significant supply interruptions or cost increases; x) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xii) local governmental, environmental, trade and energy regulations; xiii) increased or unexpected warranty claims; xiv) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xv) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations and personnel or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xvi) the success of our ongoing effort to bring costs in line with projected production levels and product mix; xvii) weather conditions affecting demand for replacement products; xviii) the effect of terrorist activity and armed conflict. These forward-looking statements are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.